Exhibit 99.1

Hyperscale Data Declares Monthly Cash Dividend of $0.2708333 Per Share of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock

Hyperscale Data Further Declares Monthly Cash Dividend of $0.41666 Per Share of 10.00% Series E Cumulative Redeemable Perpetual Preferred Stock, Which Includes Previously Deferred Monthly Cash Dividend

LAS VEGAS--(BUSINESS WIRE) – May 20, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced that its Board of Directors (the “Board”) has declared a monthly cash dividend of $0.2708333 per share of the Company’s outstanding 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock. The record date for this dividend is May 31, 2025, and the payment date is Tuesday, June 10, 2025.

Link to NYSE quote for the Company’s 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock: https://www.nyse.com/quote/XASE:GPUSpD

The Company further announced today that the Board has declared a monthly cash dividend of $0.41666 per share of the Company’s outstanding 10.00% Series E Cumulative Redeemable Perpetual Preferred Stock (the “Series E Preferred Stock”). The declared dividend includes the previously deferred dividend for the month ended April 30, 2025. The record date for this dividend is May 31, 2025, and the payment date is Tuesday, June 10, 2025.

“The Company is pleased to pay the previously deferred monthly Series E Preferred Stock dividend while simultaneously declaring the current monthly dividend,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “While the certificate of designations for the Series E Preferred Stock permitted the Company to defer up to 12 consecutive monthly dividend payments, we always anticipated electing to defer the monthly dividend by one month the first few months. By taking care of the previously deferred monthly dividend, the Company is demonstrating its creditworthiness to stockholders and its commitment to paying consistent dividends on the Series D and Series E Preferred Stock.”

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data expects to divest itself of ACG on or about December 31, 2025 (the “Divestiture”). Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support high-performance computing services, though it may at that time continue to mine Bitcoin. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235